EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into this 1st day of January, 2004 by and between Schoolpop, Inc. ("Company") and Paul Robinson ("Executive").

                                    RECITALS

WHEREAS, Executive is willing to accept such employment by Company on the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, Company and Executive hereby agree as follows:

                                    ARTICLE 1

                                   EMPLOYMENT

1.1 Employment. Subject to the terms and conditions provided herein, Company hereby agrees, for the Term (as defined in Section 3.1), to employ Executive at no less than the Base Salary (as defined in Section 2.1). Executive shall have the title of Chief Executive Officer, Treasurer and Chairman of the Company. The Company may change the Executive's titles and responsibilities but not decrease Base Salary during the Term of this Agreement. Executive hereby agrees to accept such employment.

1.2 Employment Duties. For the term of this Agreement, Executive shall have such reasonable and customary duties and responsibilities as are assigned to Executive by Company. During the Term, the Executive shall devote all of his business time, attention, skill and effort to the business and affairs of Company and carry out his duties and responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, or charitable boards or committees - so long as such activities do not conflict with, or significantly interfere with, the performance of the Executive's responsibilities as an employee of Company in accordance with this Agreement.

                                    ARTICLE 2

                                  COMPENSATION

2.1 Base Salary. During the Term, Company agrees to pay Executive a base salary of two hundred thousand dollars ($200,000) per annum (the "Base Salary"). Executive's Base Salary may be increased during the Term at the discretion of the Company's Board of Directors. The Base Salary shall be payable as current salary, in biweekly installments or in


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         accordance with any then current company pay procedures, subject to all applicable withholdings and deductions.

2.2 Bonus based on Deferred Salary. The Company may elect to pay a bonus to Executive for services provided during the Term. The decision to pay any bonus and the actual payment of such bonus, if any, shall be at the sole and absolute discretion of the Company's Board of Directors.

2.3 Expenses. Company shall reimburse Executive for all reasonable expenses, incurred by Executive in carrying out his duties, provided, however, Company may require an itemized accounting of expenses reimbursed, in such detail as shall be necessary for compliance with all applicable tax laws.

2.4 Taxes. Company shall withhold from any amounts payable under this Agreement such federal, state or local taxes and other obligations as shall be required to be withheld pursuant to any applicable law or regulation.

2.5 Benefits. Executive shall participate in any medical plan, vacation and other benefits maintained by Company for its executives.

2.6 Vehicle Allowance. The Company will provide the Executive with a vehicle allowance of $750.00 per month during the Term. Employee acknowledges that the payment by the Company to him of a monthly vehicle allowance may result in taxable income if the business portion of the vehicle expense is less than the total amount paid to Executive under this Section 2.6, or if Executive does not maintain the records required by the Internal Revenue Code and the regulations thereunder. Executive has been advised to consult with a tax advisor to determine the tax liability of payments under this Section 2.6, and the record keeping associated with such payments.

2.7 Future Benefit Plans. Executive shall have the right to participate in any incentive stock or cash bonus plan(s) established for Company executives, with participation commensurate with Executive's then position and title, as determined in the discretion of Company's Board of Directors.

                                    ARTICLE 3

                              TERM AND TERMINATION

3.1 Term. The initial term of employment of Executive under this Agreement began on the 1st day of January, 2004 and will end on December 31, 2004. Such one-year period is the "Initial Term." The Initial Term, together with any extensions, is referred to herein as the "Term."

3.2 Renewal. This Agreement may be extended beyond the Initial Term or any subsequent Term by mutual agreement of the parties, but will expire upon the expiration of the Initial Term or any subsequent Term unless


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         extended by a writing signed by Company and Executive. Base Salary for any additional one (1) year term of employment subsequent to the Initial Term shall be negotiated between the parties in advance of the beginning of each subsequent term. If the parties fail to negotiate a mutually acceptable salary for any subsequent term by the beginning of such term, the Executive shall be paid his then existing salary on a provisional basis until agreement is reached. If such agreement is not reached within ninety (90) days after the beginning of such term, then the Base Salary for the subsequent calendar year shall be equal to the Base Salary for the then current calendar year increased by a percentage equal to the increase of the Consumer Price Index from the first day of the then current calendar year to the first day of the subsequent calendar year. For purposes of this Paragraph, "Consumer Price Index" shall mean the Consumer Price Index For Wage Earners & Clerical Workers, United States Average, All Items (1982-1984=100) or any successor thereto and promulgated by the Bureau of Labor Statistics of the United States Department of Labor. Once such new Base Salary has been established, it shall be paid to the Executive retroactively from the beginning of that one (1) year term.

3.3      Termination.  This Agreement may be terminated in the following manner:

         3.3.1 By Executive. Executive may terminate this Agreement for any reason and at any time upon sixty (60) days written notice to Company.

         3.3.2 Death or Disability. This Agreement shall terminate upon Executive's death or if executive suffers a disability that renders Executive unable, as determined in good faith by Company's Board of Directors, to perform the essential functions of the position, even with reasonable accommodation, for three months in any 12-month period (referred to in this Agreement as "Total Permanent Disability").

         3.3.3 Termination by Company for Cause. Company may terminate Executive's employment and this Agreement "for cause" immediately and without liability or further obligation hereunder upon written notice to Executive. "Cause" as used herein shall mean: (i) willful damaging of Company's property, business, reputation or goodwill; (ii) commission of a felony;
                  (iii) theft, fraud or embezzlement; (iv) inattention to or neglect of the duties to be performed by Executive that is not the result of illness or accident and that is materially harmful to Company; and (v) breach of any material term of this Agreement, including, but not limited to, Article 4. No act shall be willful if it is performed in good faith and with the belief that it is in the Company's best interests.

         3.3.4 Termination without Cause. Executive is employed hereunder at the pleasure of Company's Board of Directors; Company may terminate Executive's employment without Cause at any time during the Term by giving Executive thirty (30) days prior written notice.

3.4 Obligations of Company upon Termination. Company shall have the following obligations upon any termination of this Agreement prior to the end of the Term:

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         3.4.1    Termination by Executive. If Executive terminates his
                  employment voluntarily Company shall promptly pay Executive all Base Salary and unused vacation due to him as accrued through the last day of employment.

         3.4.2 Termination by Death or Total Permanent Disability. If Executive's employment is terminated by reason of Executive's death or Total Permanent Disability, Company shall pay: (a) to Executive or Executive's estate, as applicable, all Base Salary and unused vacation accrued through the date of his death, or the date of the determination of his Total Permanent Disability, (b) to Executive or Executive's estate, as applicable, severance payments equal to Executive's monthly Base Salary for a period of twelve (12) consecutive months from the date of his death, or the date of the determination of his Total Permanent Disability, in accordance with Company's customary payroll practices, and (c) COBRA premiums to maintain health coverage on Executive or Executive's medical dependants, as applicable, for twelve (12) consecutive months from date of his death, or the date of the determination of his Total Permanent Disability,

         3.4.3 Termination by Company for Cause. If Executive's employment is terminated by Company for Cause, Company shall promptly pay Executive all Base Salary and unused vacation due to him as accrued through the last day of employment.

         3.4.4 Termination by Company without Cause. If Company terminates the employment of Executive without Cause, upon receipt of a general release ("Release and Waiver") in favor of the Company, in form reasonably acceptable to the Company and its counsel, including customary provisions such as mutual non-disparagement, the Company shall (a) pay to Executive severance payments equal to Executive's monthly Base Salary for a period of twelve (12) consecutive months, in accordance with Company's customary payroll practices, and (b) pay COBRA premiums to maintain health coverage on Executive for twelve
                  (12) consecutive months from the date of his termination of employment.

         3.4.5 Payment upon Termination. Whether the Executive's employment with the Company is terminated due to the Executive voluntarily terminating his employment or whether same is effectuated due to a termination "for Cause or without Cause, all Base Salary (except as described in Section 3.4.4) and unused vacation, if any, which may be due and owing from the Company to the Executive pursuant to this Section 3.4 shall be paid to the Executive within ten (10) business days of the effective date of the termination of the Executive's employment with the Company.

         3.4.6 Payment upon Non-Renewal. Not less than ninety (90) days prior to the expiration of the Initial Term or any subsequent Term, the Company shall provide the Executive with written notice of its decision as to whether or not the Company intends to renew this Agreement. In the event that Company decides not to renew this Agreement, Company shall (a) pay to Executive severance payments equal to Executive's monthly Base Salary for a period


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                  of twelve (12) consecutive months, in accordance with
                  Company's customary payroll practices, and (b) pay COBRA premiums to maintain health coverage on Executive for twelve
                  (12) consecutive months from the date of his termination of employment. In the event that Executive decides not to renew this Agreement, Company shall not be obligated to pay any severance payments to Executive.

3.5 Full Satisfaction. The payments received by Executive (or his legal representatives) under this Agreement that are attributable to the termination of Executive's employment shall be in full and complete satisfaction of any and all claims (except with respect to those claims the Executive may have as to stock) Executive (or his legal representatives) may have against the Company which are, in any way, related to the employment relationship between Executive and Company and Executive agrees to sign the Release and Waiver to this effect as a condition of Company's obligation to make any payments hereunder. In addition, Company will execute a Release and Waiver in favor of Executive with respect to any claims known to Company (except those which may arise out of criminal conduct) that Company may have against Executive which are, in any way, related to the employment relationship between Company and Executive.

                                    ARTICLE 4

                              RESTRICTIVE COVENANTS

4.1 Confidential Information. During the period of his employment, Executive shall hold in a fiduciary capacity for the benefit of Company and its affiliates all trade secrets, proprietary or confidential information, knowledge or data relating to Company, and/or their respective businesses, which shall have been obtained by Executive. Trade secret information includes formulas, patters, programs, customer lists, devices, techniques, or processes that: (1) derive independent economic value, actual or potential, from not being generally known to the public or to persons who can obtain economic value from their disclosure or use, and (2) are the subject of reasonable efforts under the circumstances to maintain their secrecy. After termination of Executive's employment with Company, Executive shall not, without the prior written consent of Company, use, communicate or divulge any such information, knowledge or data to anyone at any time.

4.2 Covenant Not to Compete. Executive agrees to not, during the course of employment and for a period of one year commencing upon the termination of employment, voluntarily or involuntarily, for any reason whatsoever directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, (a) engage in any business or employment, or aid or endeavor to assist any business or legal entity, that works in the fund raising market for educational or charities in any geographical area in which Company does business; (b) create, assist in the creation, or manage or assist in the management a fund raising business focused on the education or charity markets; or (c) compete on the internet with the products and/or services of Company nationally or internationally. Company and Executive acknowledge the reasonableness of this covenant


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         not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant.

4.3 Solicitation of Customers by Executive. Unless waived in writing by Company, Executive further agrees that he will not, directly or indirectly, during the course of employment and for one year thereafter upon termination of this employment solicit the trade or patronage of any of the customers of Company or of anyone who has heretofore traded or dealt with Company, regardless of the location of such customers of Company throughout the world with respect to any technologies, services, products, trade secrets, or other matters in which Company is active.

4.4 Solicitation of Employees by Executive. Unless waived in writing by Company, Executive further agrees that he will not, directly or indirectly, during the course of employment and for one year thereafter induce any Company employee to leave the employ of Company if such employee was employed by Company at any time during the one year prior to termination of Executive's employment with Company. Further, Executive agrees not to solicit or to employ, retain or engage any such employee himself or on behalf of any other entity. In addition, it shall be a violation of this paragraph for Executive to employ, retain or engage any such Company employee as a consultant, agent, contract employee, independent contractor, etc. with respect to Executive for himself, or on behalf of any entity in which Executive has an ownership interest or by which Executive is employed.

4.5 Survival; Injunctive Relief. Executive agrees that Article 4 of this Agreement shall survive the termination of (1) this Agreement and (2) the period of his employment hereunder. Executive acknowledges that Company has no adequate remedy at law and would be irreparably harmed if Executive breaches or threatens to breach any of the provisions of
         Article 4 of this Agreement and, therefore, agrees that Company shall be entitled to injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of such Article (in addition to any other legal or equitable remedy Company may have). Executive further agrees that Executive shall not, in any equity proceeding relating to the enforcement of Article 4 of this Agreement, raise the defense that Company has an adequate remedy at law. Nothing in this Agreement shall be construed to prevent Executive from raising any other defenses in such equity proceeding, including that Company has failed to pay Executive any salary continuation payment. Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other remedies at law or in equity that it may have under and in respect of this Agreement or any other agreement.

                                    ARTICLE 5

                                  MISCELLANEOUS

5.1 Notice. All notices and other communications hereunder shall be in writing and shall be given to the other party by facsimile


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         transmission, hand delivery, nationally recognized overnight carrier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:           Paul Robinson
                                    2664 Temple Johnson Road
                                    Snellville, GA 30039

         If to Company:             Mickey Freeman, President
                                    Fundever, Inc.
                                    3100 Five Forks Trickum Road SW
                                    Suite 401
                                    Lilburn, GA 30047

         or to such other address as any party shall have furnished to the other in writing in accordance herewith. Any such notice and communications shall be effective when actually received by the addressee.

5.2 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without Company's prior written consent. Notwithstanding the preceding, in the event of a merger between Company and BarPoint.com, Inc., a Delaware corporation, or one of its subsidiaries, the parties agree that Company's interest in this Agreement may be assigned to BarPoint.com, Inc., a Delaware corporation.

5.3 Attorney Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

5.4 Counterparts. This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

5.5 Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.6 Severability. If any term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions, and parts of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affect in any manner materially adverse to any party. On such determination that any term, provision, or part of this Agreement is invalid, illegal, or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties' original intent as closely as possible to the end of the transactions contemplated by this agreement and the terms and


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         provisions of this Agreement are fulfilled to the greatest extent possible.

5.7 Captions. The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

5.8 Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Georgia. The proper venue for any action or proceeding arising from or related to this Agreement shall be Gwinnett County, Georgia.

5.10 Entire Agreement. This Agreement shall become effective upon execution by Company and constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect to the subjects hereof.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the day and year first above written.


Executive                                  Schoolpop, Inc.

/s/ Paul Robinson
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Paul Robinson                              By:
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